EMPLOYMENT AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered into this 8th day of June, 2009, but effective as set forth below, by and between Samta Gupta (hereinafter referred to as "Employee"), and E & Pco, LLC ("Employer"). As used herein, each of Employee and Employer may, from time to time be referred to as a “Party” and, together the “Parties”.

WHEREAS, Employer desires to employ Employee as Accountant; and,

WHEREAS, Employee desires to accept such employment on the terms and conditions herein set forth;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee hereby agree as follows.

AGREEMENT

1.	Employment

Subject to the terms and conditions of this Agreement, Employer agrees to employ Employee as Accountant, and Employee hereby accepts such employment with Employer.

2.	Term

The term (the "Term") of this Agreement shall commence on June 8, 2009 (hereinafter referred as the "Effective Date"), and shall continue thereafter until terminated in accordance herewith ("Term").

3.	Title and Authority

Employee agrees to act as Accountant of Employer and perform the duties of such position. Employee shall render as may be reasonably delegated to her. Employee further agrees to hold such additional positions with the Employer as may be assigned to her from time to time by the Employer. In performing such duties hereunder, Employee shall give Employer the benefit of her special knowledge, skills, contacts and business experience. During the Term, Employee will be the Company’s full-time employee and, except as may otherwise be approved in advance in writing by the Employer, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, the Employee will devote substantially all of her working time and efforts to her duties under this Agreement. Notwithstanding the foregoing, Employee may (i) manage personal and family investments and (ii) serve as an officer, director, trustee, or otherwise participate in purely educational, welfare, social, charitable, religious and civic organizations. In connection with her employment during the Term, unless otherwise agreed by Employee, the Employee will be based at the Company’s office in Houston, Texas.

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4.	Salary

As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Employer an aggregate salary of fifty thousand Dollars ($50,000) per annum (“Salary”). The Salary will be paid in equal installments in accordance with Employer's normal payroll practice for senior executives, less the usual deductions/withholdings such as FICA, Medicare, FUTA, SUTA, and other taxes/fees, if any.

Nothing in this Agreement shall either prevent or require the Employer from increasing, in its sole and absolute discretion, prospectively or retroactively, any compensation or other benefits payable or provided to Employee.

5.	Medical Care Plan

Employer does not have a group medical care plan, but in the event it does adopt such a plan, Employee will be provided the opportunity to participate. Until such time, if ever, Employee may procure individual medical care insurance (the premium for which shall be paid by Employer) not less favorable to Employee in terms of coverage and benefits than that which is provided in any medical insurance policy of other management employees, the premiums for which are paid by Company.

6.	Vacation

Employee shall be entitled to two weeks paid vacation in accordance with Employer's written vacation policy, as in effect from time to time during the Term.

7.	Termination

a.	General

Employer and Employee shall have the right to terminate the employment of Employee as set forth in this Section 7.

b.	Incapacity of Employee to Perform

(i)         If Employee shall become ill or be injured or otherwise become incapacitated such that, in the good faith opinion of the Employer, she cannot carry out and perform fully her duties hereunder, and such incapacity shall continue for a period of ninety (90) consecutive days, the Employer may, at any time after the ninety (90) day period has passed, by giving Employee written notice, fully and finally terminate her employment under this Agreement. Termination under this Section 7-b shall be effective as of the date provided in such notice.

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(ii)         In connection with the termination of Employee pursuant to this Section 7-b, Employer shall pay to Employee, in equal installments as set forth in Section 4, severance pay for the remainder of the Term of this Agreement,; provided, however, that such payments shall be reduced by the aggregate amount of any payments Employee is be entitled to receive under any long term disability insurance policy, if any, provided to Employee by Employer.

(iii)        Upon such termination, Employee shall receive (1) payment for any accrued but unused vacation days (the “Vacation Payment”), (2) any Salary earned, but not yet paid, through the date of Employee’s termination (the “Salary Payment”), and (3) such payments under applicable plans or programs to which the Employee is entitled pursuant to the terms of such plans or programs.

(iv)        This Section 7-b shall not limit the entitlement of Employee or her beneficiaries to any benefits then available to Employee under any stock option, restricted stock, Company loan, or other benefit plan or policy that is maintained by the Company for the Employee’s benefit. The rights of Employee described in this paragraph shall be in addition to and not to the exclusion of, the other remedies and termination rights set forth in this Agreement.

e.	Death of Employee

Upon termination as a result of the death of the Employee, Employee's estate or, if applicable, her heirs shall receive (i) the Salary Payments, (ii) the Vacation Payment, and (iii) any death benefits under the employee benefit programs of the Company. This Section 7-b shall not limit the entitlement of the Employee’s estate or beneficiaries to any death or other benefits then available to the Employee under any life insurance, stock option, restricted stock, Company loan, or other benefit plan or policy that is maintained by the Company for the Employee’s benefit.

d.	Termination for Cause

In addition to any other remedies that Employer may have at law or in equity, the Employer may terminate Employee's employment under this Agreement by giving Employee written notice of such termination upon the EMPLOYER’ determination that “Cause” therefore exists. “Cause” means that, prior to any termination pursuant to this Section 7-d, the Employee shall have:

(i)          been convicted of a criminal violation involving fraud, embezzlement or theft in connection with her duties or in the course of her employment with the Company;

(ii)         committed intentional wrongful damage to property of the Company;

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(iii)        willfully and continuously failed to perform material assigned duties after written notice from the Employer of such failure and Employee fails to cure such failure within a reasonable period after receipt of such notice, or

(iv)        committed a breach of this Agreement;

and any such act shall have been demonstrably and materially harmful to the Company. Nothing herein will limit the right of the Employee to contest the validity or propriety of any such determination. Upon termination for Cause, Employee shall receive (a) the Salary Payment and (b) the Vacation Payment, and the Employee will be entitled to no other compensation, except as otherwise due to her under applicable law or the terms of any applicable plan or program.

e.	Termination without Cause

The Employer may terminate Employee's employment under this Agreement without any cause whatsoever by giving Employee thirty (30) days' written notice. If such termination is made pursuant to this Section7-e, Employer shall pay to Employee severance pay in an amount equal to the Salary that would otherwise be payable to Employee over the period commencing on the date of termination and ending one (l) month thereafter (the "Severance Period"), assuming the Salary is the amount of Employee's Salary at the time of the termination, which severance pay shall be paid to Employee during the Severance Period in equal installments as set forth in Section 4. Upon termination pursuant to this Section 7-e, Employee shall receive, in addition to the amounts expressly provided by this Section7-e, (i) the Salary Payment and (ii) the Vacation Payment. Employee will be entitled to no other compensation, except as otherwise due to her under applicable law or the terms of any applicable plan or program. For the purpose of determining the period of continuation coverage to which the Employee or any of her dependents is entitled under Section 4980B of the internal Revenue Code of 1986, as amended (or any successor provision thereto), under any group health plan maintained by the Company or its affiliates, the Employee will be deemed to have remained employed until the end of the Severance Period.

f.	Termination by Employee

Employee may, with or without cause, terminate her employment under this Agreement by giving Employer at least thirty (30) days' prior written notice of such termination. Upon such termination, Employee shall receive (i) the Salary Payment and (ii) the Vacation Payment, and the Employee will not be entitled to any other compensation, except as otherwise due to her under applicable law or the terms of any applicable plan or program.

8.	Expense Reimbursement

The Employer will promptly reimburse the Employee for all travel and other business expenses that the Employee incurs in the course of the performance of her duties to the Employer under this Agreement in a manner commensurate with the Employee’s position and level of responsibility with the Employer and in accordance with the Employer’s policies and rules relating to the reimbursement of such expenses.

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9.	Covenants

a.	Confidentiality

i.            During the Term, the Employer will be disclosing to Employee certain Confidential Information (as defined in Section 9(a)(ii) to the extent necessary for Employee to carry out her obligations to the Employer. Employee hereby covenants and agrees that she will not, during the Term or thereafter, (1) disclosc to any person (except a person while employed by the Employer who has a need to know such information in connection with his or her employment by Employer), or (2) use any Confidential Information of the Employer (except in connection with, and during the Term (and thereafter) of, her employment by Employer. The foregoing obligations imposed by this Section 9-a will not apply (i) if such Confidential Information has become, through no fault of Employee, generally known to the public or in the business in which the Employer is engaged; or, (ii) if Employee is required by law to make disclosure thereof (after giving the Employer notice and an opportunity to contest such requirement).

ii.         For purposes of this Section 9(a), the term “Confidential Information” includes, but is not limited to, all confidential, proprietary, or trade secret information of any nature and in any form that is owned by the Employer and that is not publicly available, other than by Employee’s breach of this Section 9(a). Further, Confidential Information will include, without limitation, information in oral, written, electronic, or any other form, some of which is proprietary to Company or may constitute trade secrets of Company, but all of which is confidential, relating to its business including but not limited to: (1) technical, financial and commercial data; and,(2) information relating to, customers, employees, industry contracts, business plans, product or product development data, marketing plans, and all other and all other information of a confidential, or proprietary, or secret nature. For purposes of this Section 9(a), the term “Employer” shall include any parent, subsidiary, or affiliate of Employer.

b.	Non-solicitation of Customers

The Employee hereby covenants and agrees that during the Term and for one year thereafter Employee will not, without the prior written consent of the Company, on behalf of Employee or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade, or induce, (or assist any other person in so doing), any person known by Employee to be a customer of Employer within the States of Texas, Arizona, New Mexico, Oklahoma, Louisiana, Washington, Arkansas, or any location in which the Company is then doing business, to give up, or not to commence, a business relationship with Employer.

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c.	No Conflicting Agreements

Employee represents and warrants to the Employer that Employee is (1) not a Party to any agreement, contract, or covenant limiting the right of Employee to be employed in any capacity, at any time, or by anyone; or, (2) imposing upon Employee or her employer any duty with respect to confidential or proprietary information or with respect to the solicitation or hiring of any person.

d.	Breach

Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the business of Employer in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 9, and Employee therefore agrees that Employer shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Employer, terminating the employment of Employee in accordance with the terms and provisions of this Agreement.

e.	Survival

Notwithstanding the termination of the employment of Employee or the termination of this Agreement, the provisions of this Section 9 shall survive and be binding upon Employee unless a written agreement that specifically refers to the termination of the obligations and covenants of this Section 9 is executed by Employer.

10.	MISCELLANEOUS

a.	Notices

Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Parties at the following addresses:

If to Employer:

2500 Tanglewilde St. #492

Houston TX, 77063

If to Employee:

24519 Red Bluff Trail

Katy TX, 77494

Any Party may change such Party’s address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt, mailed notices shall be deemed communicated as of three (3) days after proper mailing.

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b.	Entire Agreement

This Agreement contains the entire agreement between Employee and Employer with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between Employee and Company.

c.	Law Governing Agreement

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and all obligations shall be performable in the State of Texas.

d.	Waiver

No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the Party charged with such waiver or estoppel. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.

e.	Amendments

No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the Parties hereto.

f.	Severability and Limitation

All agreements and covenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the Parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the State of Texas. All other provisions of this Agreement shall remain in full force and effect as originally written.

g.	Assignment.

Employer may assign this Agreement in its entirety to one or more of its affiliates. If Employer is consolidated with or merged into, or if all or a part of its assets are transferred to, another corporation, under circumstances such that there is a successor corporation carrying on all or a substantial part of the business of Employer, this Agreement shall automatically, without further act, be deemed to be assigned to such successor upon completion of such transaction.

EXECUTED as of the day and year first above written.

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EMPLOYER:

E & PCO, LLC

By:
Its:

E & PCO, LLC

By:	/s/ Osman Kaldirim, Jr.
Its: Osman Kaldirim, Jr.

EMPLOYEE:

/s/ Samta Gupta
Samta Gupta

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